EXHIBIT 23.2

The Board of Directors
August Technology Corporation:

    We consent to the use of our reports dated February 14, 2001, relating to the balance sheets of August Technology Corporation as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and the related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of August Technology Corporation, which reports are incorporated by reference herein.

/s/ KPMG LLP

Minneapolis, Minnesota
August 9, 2001